Exhibit 5.1.1

INTERMAT
389 Hill Street
Biddeford, ME 04005
Tel. (207) 283-1156
Fax (207) 286-9226
June 20, 2013
Board of Directors
GrafTech International Ltd.
12900 Snow Road
Parma, Ohio 44130

Ladies and Gentlemen:

I have acted as local counsel to Intermat, a Maine corporation (the “Guarantor”). In that capacity, I am generally familiar with the actions taken by the Guarantor in connection with the preparation and filing of the Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”), to which this opinion is an exhibit, relating to the registration of up to $300,000,000 aggregate principal amount of 6.375% Senior Notes due 2020 (the “Exchange Notes”) to be issued by GrafTech International Ltd. (the “Issuer”) and the guarantee thereof by the Guarantor (the “Guarantee”).
I have examined: the Articles of Incorporation of the Guarantor; the By-Laws of the Guarantor; minutes of corporate proceedings of the Guarantor relating to the subject matter of this opinion, as made available to me by the officers of the Guarantor; an executed copy of the Registration Statement and a copy of the Indenture relating to the Exchange Notes described in the Registration Statement (the “Indenture”), in each case in the form filed with the Commission; a good standing certificate of the Guarantor as of a recent date; and such other documents and such matters of law deemed necessary by me in order to deliver this opinion. I have assumed, without independent verification or having any duty to verify, that all documents mentioned herein have been duly authorized, executed and delivered by all parties thereto (other than the Guarantor) and are enforceable. In the course of my examination, I have assumed the genuineness of all signatures, the authority of all signatories to sign on behalf of their principals, if any, the authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies and the authenticity of the originals of such copies, and the legal capacity of all natural persons. As to certain factual matters, I have relied upon information furnished to me by officers of the Guarantor.
I express no opinion concerning any law of any jurisdiction other than (i) the federal laws of the United States of America and (ii) the Maine Business Corporation Act.
I express no opinion with respect to the enforceability of any agreement or instrument or any provision thereof (i) to the extent such enforceability may be subject to, or affected by, applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar state or federal laws affecting the rights and remedies of creditors generally in effect from time to time and subject to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law, (ii) providing for specific performance, injunctive relief or other equitable remedies (regardless of whether such enforceability is sought in a proceeding in equity or at law), (iii) providing for indemnification or contribution, which provisions may be limited by federal and state securities laws or policies underlying such laws, (iv) requiring any waiver of stay or extension laws, diligent performance or other acts which may be unenforceable under principles of public policy or (v) providing for a choice of law, jurisdiction or venue. I have assumed that such agreements, instruments or provisions are enforceable.
Based on the foregoing and solely in reliance thereon, and subject to the qualifications, assumptions and limitations set forth herein, it is my opinion that the Guarantee, when (A) the trustee under the Indenture is qualified to act as trustee under the Indenture, (B) the trustee has duly authorized, executed and delivered the Indenture, (C) the Indenture has been duly authorized, executed and delivered by the Issuer, (D) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (E) the Exchange Notes and Guarantee have been duly executed, authenticated, issued, and delivered in accordance with the provisions of the Indenture, will constitute a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.
I hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. I have no obligation to update this opinion for events or changes in law or fact occurring after the date hereof.
This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.
Very truly yours,

/s/ Jennifer C. Beedy
Corporate Counsel, Intermat